EXHIBIT 10.76

ASSET PURCHASE AGREEMENT

Between

ENGLOBAL U.S., INC.

and

FURMANITE AMERICA, INC.

dated as of

December 11, 2012

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 11, 2012 is entered into between ENGLOBAL U.S., INC., a Texas corporation (collectively “Seller”) and FURMANITE AMERICA, INC., a Virginia corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of inspection services primarily to the midstream, oil and gas industries generally named ENGlobal Inspection (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer and Buyer wishes to purchase and assume from Seller, substantially all the assets of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Seller wishes to convey to Buyer all existing licenses, contracts, non-competes and other items necessary for the Business to be ongoing, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

See attached Appendix I

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the “Purchased Assets”):

(a) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on the Disclosure Schedule 2.01 (a) (the “Tangible Personal Property”);

(b) all Contracts of the Business set forth on Section 2.01(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c) all pre-paid accounts and subscriptions set forth on Section 2.01(c) of the Disclosure Schedules (collectively the “Pre-paid Accounts”);

(d) all intellectual property owned by Seller and used in connection with the Business, including promotional material, photographs, etc., provided they do not utilize the name or trademarks of “ENGlobal”;

(e) all equipment drawings and part drawings used in connection with the Business;

(f) all Permits and licenses including environmental permits and licenses necessary to operate the Business;

(g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and

(h) copies, of all books and records, to the extent they exist, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, sales material and records, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets.

Section 2.02 Excluded Assets.  Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”).  Excluded Assets include the following assets and properties of Seller:

 (a) all existing accounts receivable and unbilled work-in-progress of the Business as of the Closing Date;

 (b) all cash and cash equivalents, bank accounts and securities of Seller;

(c)	all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(d)	any property used by Seller in connection with its engineering and automation business, as shown with more detail on Schedule 2.02.

Section 2.03 Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a) all liabilities and obligations arising under or relating to the Assigned Contracts legally assigned by Seller to Buyer arising after the Closing Date;

(b) all liabilities and obligations for Taxes incurred relating to the Business, the Purchased Assets or the Assumed Liabilities arising after the Closing Date;

(c) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

(d) accrued compensated absences arising prior to the Closing Date, as shown on Schedule 2.03, to be adjusted in accordance with Section 2.05; and

(e) the obligation to pay Eddie Roberson’s retention bonus and PTO in accordance with Schedule 2.03(e).

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)	any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

 (b) any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)
any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities incurred prior to the Closing Date and (ii) any other Taxes incurred or arising from activities prior to the Closing Date;

(d)
any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing (except with regard to the obligations set forth in 2.03(d) and(e) above), or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(e)
any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05 Purchase Price.  The aggregate purchase price for the Purchased Assets of Three Million Dollars ($3,000,000.00) (“Aggregate Purchase Price”).  Buyer shall execute a 4 year Promissory Note (5% per annum interest, with Parent Guaranty), a pro forma of which is attached hereto as Exhibit “A,” for Two Million Dollars ($2,000,000.00) and pay One Million Dollars in cash via wire transfer upon closing.  The Promissory Note shall be reduced by the estimated balance of the Accrued Compensated Absences as of the Closing Date, and the amount of Eddie Roberson’s retention bonus.  The estimated totals for Accrued Compensated Absences are shown on Schedule 2.03 as of November 23, 2012.  The totals will be adjusted prior to the Closing Date for the note calculation.  Within two weeks after the Closing Date, Seller shall provide the actual balance of the Accrued Compensated Absences and the parties shall perform a cash true-up to account for any discrepancy between the estimate as of the Closing Date and the actual balance.

Section 2.06 Allocation of Purchase Price.  Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets per Disclosure Schedule 2.06 for all purposes (including Tax and financial accounting) in a manner consistent with Sections 338 and 1060 of the Code and regulations thereunder, and as agreed by the parties.

Section 2.07 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assigned Contract would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement (including any leases or Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall still constitute a sale, assignment, transfer, conveyance or delivery, of all other assets and assigned contracts.

 Parties shall use reasonable best efforts, and cooperate with each other, to obtain the consent relating to each Assigned Contract as quickly as practicable.  Once consent for the assignment and assumption is obtained, Seller shall promptly assign, transfer, convey and deliver such to Buyer, and Buyer shall assume the obligations assigned to Buyer from and after the date of assignment to Buyer (all at no additional cost to Buyer).

(b) Without limiting the generality of the foregoing, if any Assigned Contract is not able to be assigned or if Seller is not able to obtain any required consent to the assignment of an Assigned Contract at Closing, Buyer shall (i) assume and perform the obligations of Seller under the Assigned Contracts and (ii) Buyer shall receive all of the economic and other benefits under such Assigned Contracts.  Buyer and Seller shall take such actions as may be required, including executing subcontracts or other agreements, to carry out the intent of this Section 2.7.  Buyer shall use all reasonable efforts to invoice third parties for services rendered without the assistant of Seller.  If necessary, Buyer shall perform under such contracts as a subcontractor to Seller using the same terms as the between the Seller and the applicable third party.  Buyer shall indemnify and hold Seller harmless for any and all claims and causes of action arising from the performance of Buyer’s work under such contracts.  Seller shall create an escrow account for the deposit of any proceeds of such work for the sole benefit of Buyer.  Buyer shall pay for the costs of such escrow.  The intent of the parties is to allow Buyer to perform on the Assigned Contracts during the process of obtaining assignment from third parties and the parties agree to fully cooperate with each other in this process.

ARTICLE III
Closing

Section 3.01 Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Furmanite America Inc., on the later of December 31, 2012 (to be effective at 12:01 AM, on January 1, 2013) or the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.  Seller and Buyer may agree to close by proxy and each will provide electronic copies of signed original documents or appoint a fully authorized individual with power of attorney to execute any closing documents on behalf of such Party.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i)	a bill of sale, a pro forma of which is Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)
an Assignment and Assumption Agreement , a pro forma of which is Exhibit C hereto (the “Assignment and Assumption Agreement”) clearly listing the  revenue contracts and term & condition (T&C) work agreements to be assigned to Buyer, consistent with Schedule 2.01(b).

(iii)
A limited consent, a pro forma of which is Exhibit D signed by Seller’s senior lender together with forms of UCC-3, which will be filed within five days of the Closing, releasing the encumbrances identified on Schedule 3.02, on the Purchased Assets.

(iv)	A Microsoft Volume License transfer for the software on the laptops to be conveyed, and transfer documentation for the leased copier and postage machine

(v)	executed copies of the non-compete and non-solicitation agreement of Seller’s management team;

(vi)	an executed copy of the non-compete and non-solicitation agreement for Seller and Seller’s affiliates; and

(vii)	the Seller Closing Certificate.

(b) At the Closing, Buyer shall deliver to Seller the following:

          (i) the Purchase Price cash payment due in accordance with Section 2.05;

(ii)	a Promissory Note and Guaranty a pro forma of which is attached as Exhibit A, due in accordance with Section 2.05

(iii)	Counter-signatures on the agreements listed above in 3.02 (a)(i) (ii) and (iv).

        (iv) the Buyer Closing Certificate

ARTICLE IV
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller.  Seller is a corporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Seller.  Seller has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents.  Except as set forth on Schedule 4.03, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any other agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby, except for such filing as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 Other Representations.  Seller expressly represents and warrants the following:

(a)	Seller will provide all necessary assistance and use its best efforts in order assist Buyer in obtaining everything necessary to legally operate.

(b)	Seller will not compete for a term of 3 years with Buyer.

(c)
Seller will not solicit customers of Buyer for a term of 3 years; provided however, that this provision shall not prevent Seller from soliciting customers for business that is not directly related to midstream inspection.

(d)	Seller will not solicit employees of Buyer for a term of 3 years.

(e)	Seller will use best efforts to assist Buyer in the assignment of and performance of any existing contracts.

 (f) All information provided by Buyer to Seller is correct and truthful.

(g) There are no unidentified encumbrances on the Seller’s Assets.

(h) There are no other owners other than Seller.

(i) Seller will begin assisting Buyer with the assignment of the Assigned Contracts starting December 11, 2012.

Section 4.05 Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement, from October 1, 2012 until the date of Closing, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any event, occurrence or development that has had a Material Adverse Effect.

Section 4.06 Material Contracts.

        (a) Section 4.06(a) of the Disclosure Schedules lists the customers for which Seller has performed services in 2012 the “Material Customers”).  Seller is not in material breach of any of the contracts with the Material Customers save and except the contract between Seller and Source Gas as detailed in the letter dated July 11, 2012, previously provided to Buyer.  All Material Contracts were entered into in the ordinary course of business at arm’s length conditions.

Section 4.07 Title to Tangible Personal Property.  Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08 Intellectual Property.

        (a) To Seller’s Knowledge: (i) Seller’s conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating, diluting or misappropriating any Intellectual Property Assets.

Section 4.09 Legal Proceedings; Governmental Orders.

        (a) Except as disclosed on Schedule 4.09(a), there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.  The existing litigation and claims disclosed on Schedule 4.09 are Excluded Liabilities.

        (b) To Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

Section 4.10 Compliance With Laws; Permits.

Seller has not been informed and has no reason to believe that the current operation of the Business is not in material compliance with all federal, state and local laws, statutes, rules and regulations in effect that are applicable to the Business.

Section 4.11 Environmental Matters.

To Seller’s Knowledge, there are no present governmental or regulatory investigations, audits, or claims as to whether the Business is, in all material respects, in compliance with all Environmental Laws, health and safety and other similar, licenses, Environmental Permits, authorizations, declarations, orders and approvals necessary for the operation of the Business.

Section 4.12 Employee Benefit Matters.

(a) For the avoidance of doubt, with the exception of Accrued Compensated Absences and Buyer’s agreement to pay Eddie Roberson’s retention bonus and accrued PTO in accordance with Schedule 2.03(e), all Employment and Employee liability prior to Closing will remain with Seller.

Section 4.13 Employment Matters.

(a) Seller is not a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the Employees.

(b) Seller is in compliance with all material Laws applicable to employment and employment practices to the extent they relate to the Employees.

Section 4.14 Taxes.

(a) Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.15 Transition Period.

(a) Seller agrees to provide transition services substantially in accordance with the Transition Services Agreement attached hereto as Exhibit “E”.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 5.02 Authority of Buyer.  Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any other agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, the Business or the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby, except for such filing as set forth in Section 5.03 of the Disclosure Schedules.

Section 5.04 Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve its current Business organization and operations and to preserve the rights, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 6.02 Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business and provide same in native electronic format.

Section 6.03 Employees and Employee Benefits.

(a) Buyer, or one of its affiliates will offer reasonably comparable employment to substantially all Employees of Seller that have successfully completed a pre-employment drug screen, a physical examination and a background check (including motor vehicle report), in each case to the extent Buyer applies such hiring requirements to persons seeking employment in the same or similar positions, and further to the extent each Employee meet any other requirements for employment under applicable law.  Any such offers shall be contingent upon the occurrence of Closing and must be designed to be withdrawn immediately if Closing does not occur.

(b) Buyer shall establish its own terms and conditions for the employment of any Employee of Seller it hires, and that, after the Closing, Buyer may terminate any such Employee at its discretion.

(c) Buyer will pay Eddie Roberson’s Retention Bonus and Accrued PTO calculated in accordance with Schedule 2.03(e), within the timeframe specified on Schedule 2.03(e), after the Closing.

Section 6.04 Governmental Approvals and Consents.Error!

Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Section 6.05 Closing Conditions.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.06 Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.07 Cooperation after the Closing.  Buyer agrees to provide reasonable access to Seller after the closing to information, records and personnel related to any Excluded Liabilities, such as on-going litigation.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.

Section 7.02 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have delivered to Buyer: duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliverables set forth in Section 3.02(a).

(c) Buyer’s receipt of Applications for employment with Buyer (or its affiliates) submitted by 80% of the current employees of the Business.

(d) There shall have been no Material Adverse Effect on the Business prior to the Closing Date.

Section 7.03 Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller: the Purchase Price; duly executed counterparts to the Transaction Documents (other than this Agreement); and such other documents and deliveries set forth in Section 3.02(b).

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for six (6) months after the Closing Date.  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and in those cases, each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period.  Such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller.  Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

(d) any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) for activity arising prior to the Closing Date.

(e) Limitations on Indemnity.  Notwithstanding anything herein to the contrary, the sole remedy for Buyer under this indemnity for any Third Party Claim, or for a breach or non-performance of a covenant contained in this Agreement or any Transaction Document shall be offset against the Promissory Note in accordance with and subject to the limitations set forth in Section 9.5, and the maximum amount that the Seller shall be obligated to pay with respect to any and all obligations of indemnity under this Section 8.04 shall be equal to Two Million Dollars ($2,000,000).  In the second year after the Closing Date, Seller’s indemnity obligation shall drop to the lesser of (i) One Million Dollars ($1,000,000), or (ii) the difference between Two Million Dollars ($2,000,000) and the indemnity obligations applied to the Promissory Note in Year 1.  Seller shall have no indemnity obligations after the second anniversary of the Closing Date.  A Third Party Claim shall not be brought by Buyer under or pursuant to this Section 8.02, unless the amount of that claim exceeds Ten Thousand and No/100 Dollars ($10,000).

(f) Right of Set-Off.  Upon written notice to Seller specifying in reasonable detail the basis for such set-off, Buyer shall have the right to set off any amount to which it is entitled under this Article 8 (Indemnity) against its payment obligations under the Promissory Note.

Section 8.03 Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in or material breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Asset or any Assumed Liability; or

(d) any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) for activity arising on or after the Closing Date.

(e) Limitations on Indemnity.  Notwithstanding anything herein to the contrary, the maximum amount that the Buyer shall be obligated to pay with respect to any and all obligations of indemnity under this Section 8.03 shall be equal to Two Million Dollars ($2,000,000).  Buyer shall have no indemnity obligations after the second anniversary of the Closing Date.  A Third Party Claim shall not be brought by Seller under or pursuant to this Section 8.03, unless the amount of that claim exceeds Ten Thousand and No/100 Dollars ($10,000).

ARTICLE IX
Termination

Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) By Buyer (1) if any representation or warranty of Seller in this Agreement is untrue or inaccurate, or (2) if Seller has breached, in any material respect, any of its obligations under this Agreement;

(b) By Seller if (1) any representation or warranty of Buyer in this Agreement is untrue or inaccurate, or (2) Buyer has breached, in any material respect, any of its obligations under this Agreement.

(c) By the mutual written consent of Seller and Buyer;

(d) By either party if the Closing does not occur within seven (7) days of the stated Closing Date, provided that a party then in material breach of this Agreement may not exercise such right.

(e) In the event that either party fails to close and is in material breach of this Agreement, the parties mutually agree that it would be difficult or impossible to reasonably ascertain the damages incurred and as such agree that such breaching party shall be liable to the non-breaching party for liquidated damages in the amount of One Million Dollars ($1,000,000.00), due on January 30, 2013.  The parties further agree this amount is in reasonable relation to actual damages and that it shall not be considered a penalty.

Section 9.02 Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

(c) If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or destroy such documents, work papers and other material and confirm such destruction in writing.

ARTICLE X
Miscellaneous

Section 10.01 Expenses.  Except as otherwise expressly provided herein, Seller and Buyer shall each pay all of its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to, fees and expenses of its own financial consultants, accountants, and legal counsel.

Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	ENGlobal U.S., Inc. 654 N. Sam Houston Parkway E., Suite 400 Houston, TX 77060-5914 E-mail: tami.walker@englobal.com
Attn: General Counsel
If to Buyer:	Furmanite America, Inc. 10370 Richmond Avenue, 6th Floor Houston, TX 77042 E-mail: gpena@Furmanite.com Attention: Greg Pena, Director Strategic Planning

Section 10.03 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Texas.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE DISTRICT OF TEXAS OR THE COURTS OF THE STATE OF TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.

Section 10.04 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.05                       No Consequential Damages.  EXCEPT FOR THE INDEMNITY OBLIGATIONS RELATED TO DAMAGES TO THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL, PUNITIVE DAMAGES, LOST PROFITS, LOST OPPORTUNITY DAMAGES OR OTHER SIMILAR FORMS OF DAMAGES.

Section 10.06                                Pro Forma Exhibit.  The parties acknowledge that certain exhibits hereto are noted as pro forma and as such the parties shall use their best efforts to finalize the language in such exhibits at least 5 days prior to closing.  The parties agree the language contained in such exhibits shall be substantially the same as the pro forma versions.  Buyer shall use reasonable efforts to accommodate requests from Seller’s lender for updates to the pro forma exhibits.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ENGLOBAL U.S., INC. By /s/ William A. Coskey Name: William A. Coskey Title: Chief Executive Officer	FURMANITE AMERICA, INC. By /s/ Charles R. Cox Name: Charles R. Cox Title: Authorized Signer

Exhibit A—Promissory Note and Parent Guaranty

Exhibit B—Bill of Sale

Exhibit C—Assignment and Assumption Agreement

Exhibit D—Limited Consent

Exhibit E—Transition Services Agreement

APPENDIX I - Definitions

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person at the time of the execution of the Agreement.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 13, 2012 between Buyer and Seller.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements of the Business.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by Seller who worked for the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees, but excluding punitive, incidental, consequential, special or indirect damages (such as loss of revenue, diminution in value and any damages based on any type of multiple).excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple) from the definition excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple) from the definition.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Business which are a result of any of the Sellers actions prior to closing.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business’ and (3) liens on leased assets being assumed, specifically the security interest held by StarGel in the Toshiba copier.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of the Sellers.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, property, and personal property taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.